UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
June 15, 2012

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097

(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Notice of Covenant Election under Wachovia Master Loan Agreement
As previously disclosed, Asbury Automotive Group, Inc. (the “Company”) is party to a master loan agreement with Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, and Wachovia Financial Services, Inc. (the “Wachovia Master Loan Agreement”). Also as previously disclosed, the Company has the right thereunder, upon notice, to have reinstated the covenant compliance requirements in effect under the Wachovia Master Loan Agreement and related documentation prior to the Company's May 2009 amendment of such agreement. The Company has exercised this right, effective as of June 30, 2012. As a result thereof, the Company will obtain additional flexibility with respect to its ability to incur additional debt, and will thereafter be required to comply with a total leverage ratio requirement, each as described in the Wachovia Master Loan Agreement and related documentation.
Entry into Rule 10b5-1 Sales Plans
Each of Michael S. Kearney, the Company's Executive Vice President and Chief Operating Officer, and Joseph G. Parham, Jr., the Company's Vice President and Chief Human Resources Officer, has entered into a pre-arranged stock trading plan. Mr. Kearney's plan (the “Kearney Plan”) provides for the exercise of presently vested stock options to acquire up to 100,001 shares of the Company's common stock (the “Common Stock”) and the sale of the acquired Common Stock. The Kearney Plan terminates on December 31, 2012. Mr. Parham's plan (the “Parham Plan” and, together with the Kearney Plan, the “Plans”) provides for the sale of up to 3,200 shares of Common Stock. The Parham Plan terminates on July 5, 2013.
The Plans were adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company's insider trading policy. Transactions under the Plans will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: June 15, 2012	By:	/s/ George A. Villasana
	Name:	George A. Villasana
	Title:	Vice President, General Counsel and Secretary